EXHIBIT 12
                  CATERPILLAR FINANCIAL SERVICES CORPORATION

               COMPUTATION OF RATIO OF  PROFIT TO FIXED CHARGES
                                  (Unaudited)
                             (Millions of Dollars)

                                  Three Months Ended
                                        March 31,   March 31,
                                          2000        1999

    Profit                              $  38       $  35

    Add:
    Provision for income tax               21          20

    Deduct:
    Equity in profit of partnerships        1           -

    Profit before taxes                 $  58       $  55


    Fixed charges:
      Interest on borrowed funds         $160        $132
      Rentals at computed interest*         1           1

    Total Fixed charges                  $161        $133

Profit before taxes plus fixed charges   $219        $188

Ratio of profit before taxes plus fixed
  charges to fixed charges               1.36        1.41

Those portions of rent expense that are representative of interest cost.